Exhibit (d)(82)

INVESTMENT SUBADVISORY AGREEMENT

for MassMutual Barings Cayman Global Dynamic Asset Allocation Fund I, Ltd.

This Investment Subadvisory Agreement (this “Subadvisory Agreement”), is by and between Baring International Investment Limited (“BIIL”) and Baring Asset Management LLC (“BAM LLC”) for the MassMutual Barings Cayman Global Dynamic Asset Allocation Fund I., Ltd. (the “Company”), effective as of the 14th day of November, 2011.

WHEREAS, Massachusetts Mutual Life Insurance Company (“MassMutual”), a mutual life insurance company organized under the laws of the Commonwealth of Massachusetts, serves as investment adviser to the MassMutual Barings Dynamic Allocation Fund (the “Fund”), a series of MassMutual Premier Funds (the “Trust”), a Massachusetts business trust which is an open-end management investment company registered as such with the Securities and Exchange Commission (the “Commission”) pursuant to the Investment Company Act of 1940, as amended (the “Act”), BIIL serves as subadviser to the Fund pursuant to an Investment Subadvisory Agreement between MassMutual and BIIL; and BAM LLC serves as sub-subadviser to the Fund pursuant to an Investment Sub-Subadvisory Agreement between BIIL and BAM LLC (the “Fund Sub-Subadvisory Agreement”);

WHEREAS, the Company is a wholly owned subsidiary of the Fund

WHEREAS, BIIL is an investment adviser registered with the Commission as such under the Investment Advisers Act of 1940, as amended (the “Advisers Act”);

WHEREAS, the Company has appointed BIIL to serve as Adviser to the Company pursuant to an Investment Advisory Agreement (the “Primary Cayman Advisory Agreement”);

WHEREAS, pursuant to approval of the Trustees of the Trust and the Directors of the Company, BIIL may, at its option, appoint a subadviser to assume certain responsibilities and obligations of BIIL under the Primary Cayman Advisory Agreement; and

WHEREAS, BAM LLC is an investment adviser registered with the Commission as such under the Advisers Act;

NOW THEREFORE, in consideration of the premises and of the mutual covenants herein contained, BIIL and BAM LLC, intending to be legally bound, hereby agree as follows:

1.	General Provision.

(a) BIIL hereby appoints BAM LLC, and BAM LLC hereby undertakes to act, as investment subadviser to the Company, to provide investment advice and to perform for the Company such other duties and functions as are hereinafter set forth, in each case in accordance with:

(i) the provisions of the Act, the Adviser’s Act and any rules or regulations thereunder and the Internal Revenue Code of 1986, as amended, as applicable to the Company;

(ii) the provisions of the Memorandum and Articles of Association of the Company, as amended from time to time and provided to BAM LLC by BIIL (collectively referred to as the “Company Documents”);

(iii) policies and determinations of the Board of Directors of the Company, of which BAM LLC has been notified by BIIL;

(iv) the fundamental and non-fundamental policies and investment restrictions of the Fund (taken as a whole with the Company) as reflected in the Trust’s registration statement under the Act from time to time; and

(v) the Prospectus and Statement of Additional Information of the Fund in effect from time to time (collectively referred to as the “Disclosure Documents”).

BAM LLC acknowledges that the Fund is an investment company registered as such under the Act and agrees that it will manage the assets of the Company and otherwise perform its obligations hereunder in a manner that ensures that the operations of the Fund and the Company in respect of which BAM LLC is responsible, taken as a whole, will comply with:

(i) the provisions of the Act and any rules or regulations thereunder;

(ii) any other applicable provisions of state or federal law applicable to the operation of registered investment companies (including sub-chapters M and L of the Internal Revenue Code of 1986, as amended (the “Code”));

(iii) the provisions of the Company Documents;

(iv) policies and determinations of the Board of Directors of the Company, the Fund, or MassMutual which have been delivered to BAM LLC by BIIL within a reasonable time in advance of the policy’s or determination’s effective date for BAM LLC to review and understand such policies or determinations;

(v) the investment policies and investment restrictions of the Fund and the Company notified to BAM LLC by BIIL a reasonable period of time in advance of their implementation; and

(vi) the Disclosure Documents.

(b) The officers and employees of BAM LLC responsible for providing the services of BAM LLC hereunder shall be available upon reasonable notice for consultation with respect to the provision of such services.

(c) BAM LLC will comply with the applicable provisions of the Fund’s pricing procedures which it has received and, upon request, will provide reasonable assistance to the Fund and the Company’s pricing agent in valuing securities held by the Company.

2.	Duties of BAM LLC.

(a) BAM LLC shall, subject to the direction and control of the Company’s Board of Directors and BIIL, (i) regularly provide investment advice and recommendations to the Portfolio,

through BIIL, with respect to the Portfolio’s investments, investment policies and the purchase, sale or other disposition of securities and other investments; (ii) arrange, subject to the provisions of Section 5 hereof, for the purchase and sale of securities and other investments for the Company; and (iii) provide reports on the foregoing through BIIL to the Board of Directors of the Company upon reasonable request.

Unless the BIIL gives BAM LLC written instructions to the contrary, BAM LLC shall vote or determine to abstain from voting all proxies solicited by or with respect to the issuers of securities in which assets of the Company are invested, in accordance with BAM LLC’s proxy voting policies and procedures. BAM LLC shall provide the Company or its designee in a timely manner with such records of its proxy voting on behalf of the Company as is necessary for the Fund to comply with the requirements of Form N-PX or any law, rule, regulation or Commission position.

Subject to the provisions of this Subadvisory Agreement, BAM LLC shall have the authority to buy, sell or otherwise effect investment transactions for and in the name of the Company, including without limitation, the power to enter into swap, futures, options and other agreements with counterparties on the Company’s behalf as BAM LLC deems appropriate from time to time in order to carry out BAM LLC’s responsibilities hereunder.

(b) BAM LLC shall provide to BIIL such reports for the Company, on a monthly, quarterly or annual basis, as BIIL or the Company shall reasonably request or as required by applicable law or regulation, including, but not limited to, compliance reports and the Quarterly MassMutual Compliance Certification and Checklist completed template.

(c) BAM LLC shall provide full and prompt disclosure to BIIL regarding itself and its partners, officers, directors, shareholders, employees, affiliates or any person who controls any of the foregoing, including, but not limited to, information regarding any change in control of BAM LLC or any change in its personnel that could affect the services provided by BAM LLC to the Company hereunder, information regarding any material adverse change in the condition (financial or otherwise) of BAM LLC or any person who controls BAM LLC, information regarding the investment performance and general investment methods of BAM LLC or its principals or affiliates relating to the Company and other clients with the same or similar investment strategies as the Company (subject to applicable restrictions on the release of client confidential information), information regarding the results of any examination conducted by the Commission or any other state or federal governmental agency or authority or any self-regulatory organization relating directly or indirectly to the services performed by BAM LLC hereunder with respect to the Company, and, upon request, other information that BIIL reasonably deems necessary or desirable to enable the BIIL to monitor the performance of BAM LLC and information that is required, in the reasonable judgment BIIL and upon prior written request by the Company, to be disclosed in any filings required by any governmental agency or by any applicable law, regulation, rule or order.

(d) The Company is a subsidiary of an entity registered with the SEC under the 1940 Act. BAM LLC shall create and maintain in accordance with the 1940 Act and other applicable law any and all records relating to the services to be performed hereunder that it would be required to create and maintain under Section 31(a) of the 1940 Act or Rule 31a-1 or otherwise under the 1940 Act if the Company were so registered. All such records shall be for the use of BAM LLC in performing the services hereunder. BAM LLC shall meet with any persons at the request of MassMutual or the Board of Trustees of the Trust for the purpose of reviewing BAM LLC’s performance under this Subadvisory Agreement at reasonable times and upon reasonable advance written notice. BAM LLC shall provide BIIL, or the Company (or their agents or accountants), upon reasonable prior written request, with access to inspect at BAM LLC’s office during normal business hours the books and records of BAM LLC relating to the Company and BAM LLC’s performance hereunder and such other books and records of BAM LLC as are necessary to confirm that BAM LLC has complied with its obligations and duties under this Subadvisory

Agreement. BAM LLC will promptly surrender to BIIL or the Company any of such records or copies thereof upon the Company’s request. BAM LLC further agrees to preserve for the periods prescribed under the Act any such records as are required to be maintained by it pursuant to this Subadvisory Agreement.

(e) On each business day BAM LLC shall, either directly or through BIIL provide to the Company’s custodian information relating to all transactions concerning the Company’s assets and shall provide to the Company’s custodian, administrator and/or sub-administrator any such additional information as reasonably requested.

(f) [Reserved]

(g) BAM LLC shall not consult with any other adviser or subadviser to the Company or any other adviser or subadviser to any other portfolio of the Trust or to any other investment company or investment company series for which MassMutual serves as investment adviser concerning transactions for the Company in securities or other assets, other than for purposes of complying with conditions of paragraphs (a) and (b) of Rule 12d3-1 under the Act.

(h) BAM LLC acknowledges that the Company’s financial statements will be consolidated with the Fund’s financial statements. Therefore, as the Company, the Fund, BIIL or the Board of Trustees of the Trust may request from time to time, BAM LLC shall timely provide BIIL (i) information and commentary for the Fund’s annual and semi-annual reports, in a format approved by MassMutual, and shall (A) certify that such information and commentary discuss the factors that materially affected the performance of the Fund, including the relevant market conditions and the investment techniques and strategies used, and do not contain any untrue statement of a material fact or omit to state a material fact necessary to make the information and commentary not misleading and (B) provide additional certifications related to BAM LLC’s management of the Company in order to support the Fund’s filings on Form N-CSR and Form N-Q, and the Fund’s Principal Executive Officer’s and Principal Financial Officer’s certifications under Rule 30a-2 under the Act; (ii) a quarterly certification, as well as any requested sub-certifications, with respect to compliance matters related to BAM LLC and BAM LLC’s management of the Company, in formats reasonably requested by MassMutual, as they may be amended from time to time; and (iii) an annual certification from BAM LLC’s Chief Compliance Officer, appointed under Rule 206(4)-7 under the Advisers Act, with respect to the design and operation of BAM LLC’s compliance program, in a format reasonably requested by MassMutual.

(i) In the absence of willful misfeasance, bad faith, gross negligence or fraud on the part of BAM LLC, or reckless disregard of its obligations and duties hereunder, BAM LLC shall not be subject to any liability to BIIL, MassMutual, the Trust, or the Company, or to any shareholder, officer, director, partner or Trustee thereof, for any act or omission in the course of, or connected with, rendering services hereunder.

3.	Other Activities.

(a) Nothing in this Subadvisory Agreement shall prevent BIIL or BAM LLC from acting as investment adviser or subadviser for any other person, firm, corporation or other entity and shall not in any way limit or restrict BIIL or BAM LLC or any of its directors, officers, members, stockholders, partners or employees from buying, selling or trading any securities for its own account or for the account of others for whom it or they may be acting, provided that such activities are in compliance with U.S. federal and state securities laws, regulations and rules and will not adversely affect or otherwise impair the performance by any party of its duties and obligations under this Subadvisory Agreement. BIIL recognizes and agrees that BAM LLC may provide advice to or take action with respect to other clients, which advice or action, including the timing and nature of such action, may differ from or be identical to advice given or action taken with respect to the Company. BAM LLC shall for all purposes hereof be deemed to be an independent contractor and shall, unless otherwise provided or authorized, have no authority to act for or represent the Company or BIIL in any way or otherwise be deemed an agent of the Company or BIIL except in connection with the investment management services provided by BAM LLC hereunder.

(b) BAM LLC agrees that it will not knowingly or deliberately favor any other account managed or controlled by it or any of its principals or affiliates over the Company. BAM LLC, upon reasonable request, shall provide the Company and BIIL with an explanation of the differences, if any, in performance between the Company and any other account with investment objectives and policies similar to the Company for which BAM LLC acts as investment adviser. To the extent that a particular investment is suitable for both the Company and BAM LLC’s other clients, such investment will be allocated among the Company and such other clients in a manner that is fair and equitable in the circumstances.

4.	Compensation of BAM LLC.

(a) BAM LLC will bear all expenses in connection with the performance of its services under this Subadvisory Agreement, which expenses shall not include brokerage fees or commissions in connection with the effectuation of securities transactions for the Portfolio. In consideration of the services rendered pursuant to this Subadvisory Agreement, BIIL will pay BAM LLC for its subadvisory services on behalf of the Company an amount to be determined by BIIL and BAM LLC from time to time, such amount not to exceed the amount paid by the Company to BIIL under the Primary Cayman Advisory Agreement.

5.	Portfolio Transactions and Brokerage.

(a) BAM LLC shall place orders with or through such brokers, dealers, futures commission merchants or other persons (including, but not limited to, broker-dealers that are affiliated with MassMutual, BIIL or BAM LLC) as may be selected by BAM LLC; provided, however, that such orders shall be consistent with the brokerage policy set forth in the Fund’s Prospectus and Statement of Additional Information, or approved by the Board of Directors of the Company, conform with federal securities laws and be consistent with seeking best execution.

(b) On occasions when BAM LLC deems the purchase or sale of a security or other investment to be in the best interest of the Company as well as other clients of BAM LLC, BAM LLC, to the extent permitted by applicable laws and regulations, may, but shall be under no obligation to, aggregate the securities or other investments to be sold or purchased in order to seek best execution. In such event, BAM LLC will make allocation of the securities or other investments so purchased or sold, as well as the expenses incurred in the transaction, in the manner BAM LLC considers to be the most equitable and consistent with its fiduciary obligations to the Company and to such other clients.

(c) BAM LLC shall select broker-dealers to effect the Company’s portfolio transactions on the basis of its estimate of their ability to obtain best execution of particular and related portfolio transactions. The abilities of a broker-dealer to obtain best execution of particular portfolio transaction(s) will be judged by BAM LLC on the basis of all relevant factors and considerations including, insofar as feasible, the execution capabilities required by the transaction or transactions; the ability and willingness of the broker-dealer to facilitate the Company’s portfolio transactions by participating therein for its own account; the importance to the Company of speed, efficiency or confidentiality; the broker-dealer’s apparent familiarity with sources from or to whom particular securities might be purchased or sold; receipt of brokerage and research services in accordance with Section 28(e) of the Exchange Act, as well as any other matters relevant to the selection of a broker-dealer for particular and related transactions of the Company; and any other considerations of which the Board of Directors of the Company, the Fund, or BIIL may notify BAM LLC from time to time.

6.	Representations and Warranties of BAM LLC.

BAM LLC hereby represents and warrants to BIIL that:

(a)	BAM LLC (i) is registered as an investment adviser under the Advisers Act and will continue to be so registered for so long as this Subadvisory Agreement remains in effect; (ii) is not prohibited by the Act or the Advisers Act from performing the services contemplated by this Subadvisory Agreement; (iii) has appointed a Chief Compliance Officer under Rule 206(4)-7 under the Advisers Act; (iv) has adopted written policies and procedures that are reasonably designed to prevent violations of the Advisers Act from occurring, detect violations that have occurred and correct promptly any violations that have occurred, and will provide prompt notice of any material violations relating to the Company to the Company and to BIIL; (v) has met and will seek to continue to meet for so long as this Subadvisory Agreement remains in effect, any other applicable federal or state requirements, or the applicable requirements of any regulatory or industry self-regulatory agency; (vi) has the authority to enter into and perform the services contemplated by this Subadvisory Agreement; and (vii) will promptly notify BIIL of the occurrence of any event that would disqualify BAM LLC from serving as an investment adviser of an investment company pursuant to Section 9(a) of the Act or otherwise.

(b)	BAM LLC has adopted a written code of ethics complying with the requirements of Rule 17j-1 under the Act and will provide BIIL with a copy of the code of ethics. Within 60 days of the end of the last calendar quarter of each year that this Subadvisory Agreement is in effect, a duly authorized officer of BAM LLC shall certify to BIIL that BAM LLC has complied with the requirements of Rule 17j-1 during the previous year and that there has been no material violation of BAM LLC’s code of ethics or, if such a violation has occurred, that appropriate action was taken in response to such violation.

(c)	BAM LLC has provided BIIL with a copy of its Form ADV Part 2, which as of the date of this Subadvisory Agreement is its Form ADV Part 2 as most recently deemed to be filed with the Commission, and promptly will furnish a copy of all amendments thereto to BIIL.

BAM LLC will promptly notify BIIL of any changes in its Controlling Shareholders or Managing Partners, if any, or in the key personnel who are either the portfolio manager(s) responsible for the Company or BAM LLC’s Chief Executive Officer or President, or if there is otherwise an actual or expected change in control or management of BAM LLC.

(d)

There is no pending, or to the best of its knowledge, threatened or contemplated action, suit or proceeding before or by any court, governmental, administrative or self-regulatory body or arbitration panel to which BAM LLC or any of its principals or affiliates is a party, or to which any of the assets of BAM LLC is subject, which reasonably might be expected to (i) result in any material adverse change in BAM LLC’s condition (financial or otherwise), business or prospects; (ii) affect adversely in any material respect any of BAM LLC’s assets; (iii) materially impair BAM LLC’s ability to discharge its obligations under this Subadvisory Agreement; or (iv) result in a matter which would require an amendment to BAM LLC’s Form ADV Part 2; and BAM LLC has not received any notice of an investigation by the Commission or any state regarding U.S. federal or state securities laws, regulations or rules.

(e)	All performance information provided to the Company or MassMutual with respect to the Company by BAM LLC, through BIIL or approved by BAM LLC through BIIL for use by the Company or MassMutual, are accurate in all material respects and do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make such information not misleading.

(f)	BAM LLC has supplied to, or made available for review by, BIIL (and if requested by BIIL to its designated auditor) all documents, statements, agreements and workpapers reasonably requested by it relating to accounts covered by BAM LLC’s performance results and Company which are in BAM LLC’s possession or to which it has access.

The foregoing representations and warranties shall be continuing and be deemed repeated at and as of all times during the term of this Subadvisory Agreement.

7.	Representations and Warranties of BIIL.

(a) BIIL represents and warrants to BAM LLC the following:

(i)	BIIL has all requisite power and authority to execute, deliver and perform this Subadvisory Agreement.

(ii)	BIIL has received a copy of Part 2 of BAM LLC’s Form ADV at least two (2) business days prior to the execution of this Subadvisory Agreement.

The foregoing representations and warranties shall be continuing during the term of this Subadvisory Agreement.

8.	Covenants of BAM LLC.

(a) If at any time during the term of this Subadvisory Agreement, BAM LLC discovers any fact or omission, or any event or change of circumstances occurs, which would make BAM LLC’s representations and warranties in Section 6 inaccurate or incomplete in any material respect, or which might render the Disclosure Documents untrue or misleading in any material respect, BAM LLC will provide prompt written notification to the Company and BIIL of any such fact, omission, event or change of circumstances, and the facts related thereto.

(b) BAM LLC agrees that, during the term of this Subadvisory Agreement, and for so long as investment in the Company is being offered for sale, it will provide the Company and BIIL with updated information relating to BAM LLC’s performance results with respect to the Company and the performance of BAM LLC’s composite of accounts following the same or similar investment strategies as the Company as may be reasonably requested from time to time by the Company and BIIL. BAM LLC shall provide such information within a reasonable period of time after the end of the month to which such updated information relates.

(c) BAM LLC agrees that neither it nor any of its affiliates will in any way refer directly or indirectly to its relationship with the Company, or any of its affiliates in offering, marketing or other promotional materials without the prior written consent of the Company.

9.	Confidentiality.

BAM LLC agrees that it shall exercise the same standard of care that it uses to protect its own confidential and proprietary information, but no less than reasonable care, to protect the confidentiality of the Company Information. As used herein “Company Information” means confidential and proprietary information of the Company or BIIL that is received by BAM LLC in connection with this Subadvisory Agreement, including information with regard to the portfolio holdings and characteristics of the Company. BAM LLC will restrict access to the Company Information to those employees of BAM LLC who will use it only for the purpose of managing its portion of the Company. The foregoing shall not prevent BAM LLC from disclosing Company Information that is (1) publicly known or becomes publicly known through no unauthorized act, (2) rightfully received from a third party without obligation of confidentiality, (3) approved in writing by the Company and MassMutual for disclosure, or (4) required to be disclosed pursuant to a requirement of a governmental agency or law, so long as BAM LLC provides the Company with prompt written notice of such requirement prior to any such disclosure, unless such disclosure is forbidden by law, or is in connection with a routine SEC examination.

10.	Use of Names.

The names of the Company and any affiliates of the Company and any derivative or logo or trademark or service mark or trade name are the valuable property of the Company and such affiliates and the Company. BAM LLC shall have the right to use such name(s), derivatives, logos, trademarks or service marks or trade names only with the prior written approval of the Company, as the case may be. BAM LLC acknowledges and agrees that, if it makes any unauthorized use of any such names, derivatives, logos, trademarks or service marks or trade names, the Company and/or such affiliates or the Trust and Company shall suffer irreparable harm for which monetary damages are inadequate and thus, such entities shall be entitled to injunctive relief without the necessity of posting bond.

11.	Duration.

Unless terminated earlier pursuant to Section 12 hereof, this Subadvisory Agreement shall remain in effect for a period of two years from the date hereof. Thereafter it shall continue in effect from year to year, unless terminated pursuant to Section 12 hereof, provided that such continuance is specifically approved at least annually by the Board of Directors of the Company and the Board of Trustees of the Trust, including the vote of the majority of the Trustees of the Trust who are not parties to this Subadvisory Agreement or interested persons (other than by virtue of his or her position as a Trustee of the Trust) of any such party cast in person at a meeting called for the purpose of voting on such approval, or by the holders of a majorityof the outstanding voting securities of the Fund.

12.	Termination.

(a) This Subadvisory Agreement shall terminate automatically upon its assignment (within the meaning of the Act), the termination of the Fund Sub-Subadvisory Agreement or the dissolution of the Fund or Company.

(b) This Subadvisory Agreement may be terminated by BIIL, the Board of Trustees of the Trust or the Board of Directors of the Company: (i) by written notice to BAM LLC with immediate effect, if BAM LLC’s registration under the Advisers Act is suspended, terminated, lapsed or not renewed; (ii) by written notice to BAM LLC with immediate effect, if BAM LLC is bankrupt or insolvent, seeks an arrangement with creditors, is dissolved or terminated or ceases to exist; (iii) by written notice to BAM LLC with immediate effect, if the Board of Directors of the Company determines for any reason, that such termination is appropriate for the protection of the Company, including without limitation a determination by the Board of Directors of the Company that BAM LLC has breached an obligation or duty under this Subadvisory Agreement; or (iv) in their sole discretion, without penalty, upon sixty days prior written notice to BAM LLC. This Subadvisory Agreement also may be terminated at any time, without penalty, by the vote of the holders of a “majority” of the outstanding voting securities of the Fund (as defined in the Act).

(c) The Subadvisory Agreement may be terminated by BAM LLC, without penalty at any time, upon sixty days’ prior written notice, to BIIL and the Company.

13.	Indemnification.

(a) In any action in which BIIL or the Company or any of its or their affiliated persons (within the meaning of Section 2(a)(3) of the Act), controlling persons (as defined in Section 15 of the Securities Act of 1933, as amended), or any shareholders, partners, directors, officers and/or employees of any of the foregoing, are parties, BAM LLC agrees to indemnify and hold harmless the foregoing persons against any loss, claim, settlement, damage, charge, liability, cost or expense (including, without limitation, reasonable attorneys’ and accountants’ fees) to which such persons may become subject, insofar as such loss, claim, settlement, damage, charge, liability, cost or expense arises out of or is based upon (i) BAM LLC’s reckless disregard, willful misfeasance, bad faith, gross negligence, fraud or willful misconduct in the performance of its duties under this Subadvisory Agreement or (ii) any untrue statement of a material fact regarding BAM LLC contained in the Fund’s Prospectus or Statement of Additional Information, proxy materials, reports, advertisements, sales literature, or other materials pertaining to the Company or the omission to state therein a material fact regarding BAM LLC which was required to be stated therein or necessary to make the statements therein not misleading, if such statement or omission was made in reliance upon written information furnished to MassMutual or the Company by or on behalf of BAM LLC; or (iii) any violation of federal or state statutes or regulations by BAM LLC. The federal securities laws impose liabilities in certain circumstances on persons who act in good faith, and therefore nothing herein shall in any way constitute a waiver or limitation of any rights which BIIL or the Company may have under any securities laws.

(b) In any action in which BAM LLC or any of its controlling persons, or any shareholders, partners, directors, officers and/or employees of any of the foregoing, are parties, BIIL agrees to indemnify and hold harmless the foregoing persons against any loss, claim, settlement, damage, charge, liability or expense (including, without limitation, reasonable attorneys' and accountants' fees) to which such persons may become subject, insofar as such loss, claim, settlement, damage, charge, liability or expense arises out of or is based upon (i) BIIL’s reckless disregard, willful misfeasance, bad faith, gross negligence, fraud or willful misconduct in the performance of its duties under this Subadvisory Agreement; (ii) any untrue statement of a material fact regarding BAM LLC contained in the Fund’s Prospectus or Statement of Additional Information, proxy materials, reports, advertisements, sales literature, or other materials pertaining to the Company or the omission to state therein a material fact regarding BAM LLC which was required to be stated therein or necessary to make the statements therein not misleading, if such statement or omission was not made in reliance upon written information furnished to BIILby or on behalf of BAM LLC; or (iii) any violation of federal or state statutes or regulations by the BIIL. The federal securities laws impose liabilities in certain circumstances on persons who act in good faith, and therefore nothing herein shall in any way constitute a waiver or limitation of any rights which BAM LLC or the Company may have under any securities laws.

(c) Promptly after receipt by an indemnified party under this Section 13 of notice of any claim or dispute or commencement of any action or litigation, such indemnified party will, if a claim in respect thereof is to be made against an indemnifying party under this Section 13, notify the indemnifying party of the commencement thereof; but the omission to notify the indemnifying party will not relieve the indemnifying party from any liability which it may have to any indemnified party under this Section 13 except to the extent, if any, that such failure or delay prejudiced the other party in defending against the claim. In case any such claim, dispute, action or litigation is brought or asserted against any indemnified party, and it notifies the indemnifying party of the commencement thereof, the indemnifying party will be entitled to participate therein and, to the extent that it may wish, to assume the defense thereof, with counsel specially approved in writing by such indemnified party, such approval not to be unreasonably withheld, following notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof; in which event, the indemnifying party will not be liable to such indemnified party under this Section 16 for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof, but shall continue to be liable to the indemnified party in all other respects as heretofore set forth in this Section 13.

Notwithstanding the foregoing, an indemnified party will have the option to select and retain its own counsel, in the indemnified party’s reasonable discretion, if (i) the indemnified party reasonably determines (A) such counsel to be necessary to protect the interests of the indemnified party; (B) that there may be a conflict between the positions of the indemnified party and the positions of any other indemnified party, or other parties to a claim, dispute, action or litigation not represented by separate counsel; (C) that representation of both the indemnified party and any such other indemnified party or other parties by the same counsel would not be appropriate; or (D) to withhold or withdraw his or her consent to being represented by counsel selected by the indemnifying party or (ii) the indemnifying party fails to assume the defense of a claim, dispute, action or litigation or an anticipated claim, dispute, action or litigation. The party providing indemnification shall fully indemnify and hold harmless the indemnified party against, and shall advance to the indemnified party on a current and as-incurred basis, the full amount of expenses of counsel selected by the indemnified party as permitted pursuant to the preceding sentence. If the party providing indemnification has not elected to assume the defense of any claim, dispute, action or litigation for an indemnified party within thirty days after receiving written notice thereof from the indemnified party, the party providing indemnification shall be deemed to have waived any right it might otherwise have to assume such defense.

14.	Notice.

Any notice under this Subadvisory Agreement shall be in writing, addressed and delivered or mailed, postage prepaid, to the other party, with a copy to the Trust, at the addresses below or such other address as such other party may designate for the receipt of such notice.

If to BAM LLC:
Baring Asset Management LLC
Independence Wharf
470 Atlantic Avenue
Boston, MA 02210-2208
Attention: Legal and Compliance Department
Email: traci.thelen@barings.com (Traci Thelen, Vice President and General Counsel)
Phone: 617-946-5311(Traci Thelen, Vice President and General Counsel)

If to BIIL: Baring International Investment Limited

155 Bishopsgate
London, EC2M 3XY
United Kingdom
Attention: Legal Department
Email: amanda.benstead@barings.com (Amanda Benstead, Company Lawyer)
Phone: +44 (0)20-7214 1533 (Amanda Benstead, Company Lawyer)

If to either BIIL or BAM LLC, copies to:

MassMutual Barings Cayman Global Dynamic Asset Allocation Fund I., Ltd .c/o Maples Corporate Services Limited
PO Box 309
Ugland House
Grand Cayman
KY1-1104
Cayman Islands
Attention: The Directors
Telephone: +1 345 949 8066
Facsimile: +1 345 949 8080

MassMutual Premier Funds
1295 State Street
Springfield, MA 01111
Attention: Andrew M. Goldberg
Vice President, Clerk and Chief Legal Officer

15.	Amendments to this Subadvisory Agreement.

This Subadvisory Agreement may be amended only by a written instrument approved in writing by all parties hereto. No such amendment shall become effective until it has been approved by the Board of Trustees and the shareholders of the Fund, to the same extent as such approvals would be required if this Agreement were an investment subadvisory agreement to which the Fund agreed.

16.	Governing Law.

This Subadvisory Agreement shall be governed by and construed in accordance with the internal laws of the Commonwealth of Massachusetts, without giving effect to principles of conflict of laws.

17.	Survival.

The provisions of this Subadvisory Agreement shall survive the termination or other expiration of this Subadvisory Agreement with respect to any matter arising while this Subadvisory Agreement was in effect.

18.	Assignment; Successors.

No assignment of this Subadvisory Agreement (as defined in the Act) shall be made by BAM LLC without the prior written consent of BIIL. This Subadvisory Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors and permitted assigns.

19.	Entire Agreement.

This Subadvisory Agreement constitutes the entire agreement among the parties hereto with respect to the matters referred to herein, and no other agreement, oral or otherwise, shall be binding on the parties hereto.

20.	No Waiver.

No failure or delay on the part of any party hereto in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy. Any waiver granted hereunder must be in writing and shall be valid only in the specific instance in which given.

21.	Severability.

If any one or more provisions in this Subadvisory Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Subadvisory Agreement, but this Subadvisory Agreement shall be construed so as to effectuate the intent of the parties hereto as nearly as possible without giving effect to such invalid, illegal or unenforceable provision as if such provision had never been contained herein.

23.	Counterparts.

This Subadvisory Agreement may be executed in any number of counterparts, each of which shall constitute an original, but all of which when taken together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the Company, BIIL and BAM LLC have caused this Subadvisory Agreement to be executed as of the day and year first above written.

BARING ASSET MANAGEMENT LLC

By:	/s/ Michael Brown
Name:	Michael Brown
Title:	Director

BARING INTERNATIONAL INVESTMENT LIMITED

By:	/s/ George Harvey
Name:	George Harvey
Title:	Director

Acknowledged and Agreed:

MASSMUTUAL BARINGS CAYMAN GLOBAL DYNAMIC ASSET ALLOCATION FUND I, LTD.

By:	/s/ Richard J. Byrne
Name:	Richard Byrne
Title:	Director